Vertex Energy, Inc. 8-K

Exhibit 99.1

REMEMBERING BOARD MEMBER CHRIS STRATTON: A TRIBUTE TO HIS LEGACY
AND CONTRIBUTIONS

HOUSTON, TX / BUSINESSWIRE / November 22, 2023 / Vertex Energy, Inc. (NASDAQ: VTNR) ("Vertex" or the "Company") today pays tribute to the enduring legacy of Chris Stratton, esteemed member of our Board of Directors, who passed away on November 16th.

Vertex CEO and Board Chairman, Benjamin P. Cowart, states, "As one of our longest serving board members, Mr. Stratton played a vital role in shaping Vertex Energy's success and development. He was a brilliant mind, a loyal supporter, and a steadfast advocate for achieving our full potential." Mr. Cowart further added, "Chris was also a dear friend whose absence is deeply felt now and will undoubtedly remain. The Vertex Energy family offers our thoughts, prayers, and support to the entire Stratton family at this time.”

Mr. Stratton served on Vertex’s board with distinction for the past 14 years, also contributing as a member of the Board’s Audit Committee. His decades of expertise in finance and risk management, garnered from roles at global financial institutions, investment banks, utilities, producers, and end-users, rendered his leadership and support invaluable.

About Vertex Energy

Vertex Energy is a leading energy transition company that specializes in producing both renewable and conventional fuels. Our innovative solutions are designed to enhance the performance of our customers and partners while also prioritizing sustainability, safety, and operational excellence. With a commitment to providing superior products and services, Vertex Energy is dedicated to shaping the future of the energy industry.

For further details, please visit www.vertexenergy.com.

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IR@vertexenergy.com